UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 5, 2006

METRO ONE TELECOMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Oregon	0-27024	93-0995165
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11220 Murray Scholls Place
Beaverton, Oregon 97007
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (503) 643-9500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03                                             Material Modification to Rights of Security Holders

Shareholders of Metro One Telecommunication, Inc. (the “Company”) approved a reverse stock split at the Company’s Annual Meeting of Shareholders held on June 21, 2006, at a ratio within a specified range, if and as determined by the Board of Directors of the Company. The Board of Directors approved a reverse stock split ratio of 1-for-4 and authorized the filing of an amendment to effect the reverse stock split. On June 5, 2006, the Company filed an amendment to its Third Restated Articles of Incorporation to effect the 1-for-4 reverse stock split of the Company’s outstanding common stock which will become effective at 1:05 p.m., Pacific time, on July 6, 2006.

The Company’s common stock will trade under the symbol “INFOD” for 20 trading days beginning July 7, 2006 to designate that it is trading on a post-split basis, and is expected to resume trading under the symbol “INFO” on August 4, 2006. This assumes that after the reverse stock split the Company will be able to comply with the $1 minimum bid requirement and any other applicable requirements of the Nasdaq Capital Market.

Item 5.03                                             Amendments to Articles of Incorporation or Bylaws; Changes to Fiscal Year.

The Company’s shareholders approved a reverse stock split at the Company’s Annual Meeting of Shareholders held on June 21, 2006, at a ratio within a specified range, if and as determined by the Board of Directors of the Company. The Board of Directors has approved a reverse stock split ratio of 1-for-4 and authorized the filing of an amendment to effect the reverse stock split. On June 5, 2006, the Company filed an amendment to its Third Restated Articles of Incorporation to effect the 1-for-4 reverse stock split of the Company’s outstanding common stock which will become effective at 1:05 p.m., Pacific time, on July 6, 2006.

As a result of the reverse stock split, each four shares of common stock outstanding at that time will be automatically reclassified and changed into one share of common stock, and the total number of shares outstanding will be reduced from approximately 24.9 million shares to approximately 6.2 million shares post-split. The reverse stock split will result in similar adjustments to the Company’s outstanding stock options and securities reserved for issuance under its equity incentive plans. No fractional shares will be issued in connection with the reverse stock split and, upon surrender of their stock certificates; shareholders will receive cash in lieu of the fractional shares to which they would otherwise be entitled. The cash payment will be equal to the fractional interest in one share of common stock to which the shareholder would otherwise be entitled multiplied by the closing trading price of our common stock on July 6, 2006 (after giving effect to the reverse stock split).

The foregoing description is qualified by reference to the Articles of Amendment to the Third Restated Articles of Incorporation of the Company filed as Exhibit 3.1 to this Form 8-K.

Item 7.01                                             Regulation FD Disclosure

On July 6, 2006, the Company issued a press release regarding the reverse stock split. A copy of that press release is furnished as Exhibit 99.1 to this Form 8-K. The information in this exhibit shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. Furthermore, the information in the exhibit shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

Item 9.01                                             Financial Statements and Exhibits

(d)                                 Exhibits.

3.1                                 Articles of Amendment to Third Restated Articles of Incorporation of Metro One Telecommunications, Inc.

99.1                           Press Release, dated July 6, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2006	METRO ONE TELECOMMUNICATIONS, INC.

	By:	/s/ Duane C. Fromhart
Duane C. Fromhart
Chief Financial Officer